Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts” in the Registration Statement on Form S-4 and related Prospectus of Aaron’s Holdings Company, Inc. for the registration of shares of its common stock, and to the incorporation by reference therein of our reports dated February 20, 2020, with respect to the consolidated financial statements of Aaron’s, Inc., and the effectiveness of internal control over financial reporting of Aaron’s Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Atlanta, Georgia
April 13, 2020